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                                                                    EXHIBIT 12.1

                                 XTO ENERGY INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
(in thousands, except ratios)                                                           Year Ended December 31
                                                   ----------------------------------------------------------------
                                                      2002          2001         2000         1999         1998
                                                   -----------  -----------  -----------  -----------   -----------
Income before income tax,
    minority interest and cumulative
    effect of accounting change .................. $   286,749  $   455,357  $   176,432  $    70,605   $  (105,570)
Interest expense .................................      54,391       56,317       81,759       70,828        58,499
Interest portion of rentals ......................       2,575        3,919        5,776        4,698         3,727
                                                   -----------  -----------  -----------  -----------   -----------
Earnings (loss) before provision for
     taxes and fixed charges ..................... $   343,715  $   515,593  $   263,967  $   146,131   $   (43,344)
                                                   ===========  ===========  ===========  ===========   ===========

Interest expense ................................. $    54,391  $    56,317  $    81,759  $    70,828   $    58,499
Capitalized interest .............................       4,330        6,649        3,488        1,353         1,070
Interest portion of rentals ......................       2,575        3,919        5,776        4,698         3,727
Preferred stock dividends ........................          -            -         1,758        1,779         1,779
                                                   -----------  -----------  -----------  -----------   -----------

Total Fixed Charges .............................. $    61,296  $    66,885  $    92,781  $    78,658   $    65,075
                                                   ===========  ===========  ===========  ===========   ===========
Ratio of Earnings to Fixed Charges ...............         5.6          7.7          2.8          1.9            - (a)

Excess of Fixed Charges over Earnings ............ $        -   $        -   $        -   $        -    $   108,419
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(a) Negative ratio is the result of a $87.4 million pre-tax net loss on investment in equity securities (excluding related interest expense) and a
    $2 million pre-tax, non-cash impairment charge. Excluding the effects of these charges, fixed charges exceeded earnings by $19 million.